August 15, 2017

Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48302

Re: Penske Automotive Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to Penske Automotive Group, Inc., a Delaware corporation (“Penske Automotive”), in connection with the offer and sale of $300,000,000 aggregate principal amount of 3.75% Senior Subordinated Notes due 2020 (the “Notes”) of Penske Automotive as set forth in the Prospectus Supplement, dated August 1, 2017 (the “Prospectus Supplement”), as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed, jointly and severally (the “Guarantees”), by each of Penske Automotive’s subsidiaries that is party to the supplemental indenture referred to below (the “Subsidiary Guarantors”).

The Notes and Guarantees will be issued under the indenture, dated as of November 21, 2014, between Penske Automotive and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture among Penske Automotive, the Subsidiary Guarantors and the Trustee, to be dated as of August 15, 2017 (the “Fifth Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

In connection with my opinion, I have examined: (a) the Prospectus Supplement; (b) the Company’s Certificate of Incorporation and By-Laws, each as amended to date; (c) the Indenture; (d) the form of the Notes; and (e) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. I have also conducted such investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of Penske Automotive and others, in each case, as I have deemed necessary or appropriate for the purposes of this opinion.

I am a member of the Bar of the State of New York and the Bar of the State of Michigan, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the State of Michigan, the General Corporation Law of the State of Delaware (which includes the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect), the federal laws of the United States of America, the corporate and limited liability company statutes listed on Schedule 1 hereto, the limited partnership statutes set forth on Schedule 1 hereto, and, the general partnership statutes set forth on Schedule 1 hereto and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws, in each case as in effect on the date hereof (the “Relevant Laws”).

Based upon my examination of such documents and other matters I have deemed necessary or appropriate, I am of the opinion that:

(1) upon the due execution, authentication, issuance and delivery of the Notes, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Notes will be valid and binding obligations of Penske Automotive entitled to the benefits of the Indenture and enforceable against Penske Automotive in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(2) upon the due execution, authentication, issuance and delivery of the Notes, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Guarantees will be the valid and binding obligations of the Subsidiary Guarantors entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Shane M. Spradlin
SHANE M. SPRADLIN
GENERAL COUNSEL

Schedule 1

Corporate and Limited Liability Company Statutes

Arizona Corporations and Associations Act

Arizona Limited Liability Company Act

Arkansas Business Corporation Act

California Corporations Code

Delaware Limited Liability Company Act

Florida Business Corporation Act

Georgia Business Corporation Code

Indiana Business Corporation Law

Indiana Business Flexibility Act

General Corporation Law of Nevada

New Jersey Business Corporation Act

New York Business Corporation Law

Ohio General Corporation Law

Ohio Revised Code Sections 1705.32 and 1705.29

Oklahoma Limited Liability Company Act

South Carolina Code of Laws, Article 5 of Chapter 8

Tennessee Code, Title 48

Texas Business Organizations Code

Limited Partnership Statutes

Florida Revised Uniform Limited Partnership Act

Texas Business Organizations Code

General Partnership Statutes

New Jersey Uniform Partnership Act (1996)